Exhibit 99.1

Duke Energy Florida

Summary of 2024 Florida Proposed Settlement Agreement

(Docket #20240025)

Background:

•	On April 2, 2024, Duke Energy Florida (“DEF”) filed a request for new base rates with the Florida Public Service Commission (“FPSC”). The company proposed a three-year rate plan that would begin in January 2025, once its current base rate settlement agreement concludes at the end of this year.

o	DEF requested multi-year rate increases that use the projected 12-month periods ending December 31, 2025, 2026, and 2027 as the test years, with adjusted rates to be effective with the first billing period of January 2025, 2026, and 2027, respectively.
o	The rate case filing requested base rate revenue increases of $593 million in 2025, $98 million in 2026, and $129 million in 2027. This is an average annual increase in revenue requirements of approximately 4% percent over 2025 through 2027.
o	DEF expected these increases to be offset by bill reductions from ending 2022 fuel under-recovery, concluding storm restoration cost recovery and the expiration of legacy purchased power contracts.
o	The filing requested a return on common equity (“ROE”) midpoint at 11.15% on a proposed capital structure containing 53% equity and 47% debt.

•	In June, DEF adjusted the 2025 requested revenue increase to $503 million, primarily to reflect an updated sales forecast.

•	On July 15, 2024, DEF filed a comprehensive Settlement Agreement with the FPSC. Parties to the Settlement Agreement include DEF, the Office of Public Counsel, and other intervening parties.

Major components of the proposed Settlement Agreement:

•	The Settlement will provide for rate stability through a base rate stay out provision that expires year-end 2027; however, DEF is allowed a multi-year increase to its base rate of $203 million and $59 million in 2025 and 2026, respectively. In lieu of a revenue increase in 2027, DEF will utilize investment tax credits estimated at $50 million ($67 million on a pre-tax revenue requirement basis), which are expected to be monetized in 2027.

o	Additionally, DEF will recover solar investments via Solar Base Rate Adjustment (“SOBRA”) mechanism upon commercial in-service of 12 projected solar facilities, versus the MYRP as originally requested.

•	ROE band of 9.3% to 11.3% with a midpoint of 10.3%, based on a capital structure of 53% equity and 47% debt.
•	Investments over the settlement period (2025-2027), include:

o	Grid modernization investments to serve population growth and support reliability
o	12 new solar plants totaling 900 megawatts
o	Continued investments in innovative renewable energy technologies such as utility-scale battery storage

o	Ongoing power plant enhancements and efficiencies

•	Depreciation Updates: Acceptance of the depreciation study proposed by DEF with certain agreed upon adjustments.

Additional information:

•	The Settlement Agreement is subject to the review and approval of the FPSC. The settlement hearing dates will be determined by the FPSC and may occur within the currently schedule two-week window of August 12th through August 23rd.
•	Subject to FPSC approval, DEF has requested permanent total rate adjustments to be effective January 1, 2025, and January 1, 2026, as well as SOBRA adjustments during the settlement term, which will correspond to in-service timing of each solar facility.
•	The settlement does not result in any material immediate accounting impacts.

Reconciliation of Original Request to Settlement Agreement:

•	The Settlement Agreement itemized revenue requirement adjustments for 2025. For 2026, the parties agreed to a subsequent year adjustment of $59 million. For 2027, the parties agreed to allow DEF to offset otherwise needed revenues with expected ITCs.

($ in millions)	2025	2026	2027
Original filed base revenue increase	$593	$98	$129
Post-filing, pre-Settlement adjustments	(91)	7	0
Revised company requested base revenue increase	$503	$105	$129
Reduced ROE (from 11.15 to 10.3%)	(109)
Changes to depreciation/ amortization periods	(87)
Solar investments to be recovered via SOBRA	(37)	(41)	(39)
DEF to utilize ITCs in lieu of 2027 increase			(67)
Other revenue changes	(66)	(4)	(20)
Base annual revenue increase per Settlement Agreement, excluding SOBRA revenues	$203	59	$0
Estimated SOBRA revenues(1)	12	71	58
2027 ITC benefit			67
Base annual revenue increase per Settlement Agreement, including SOBRA & ITC benefit	$215	$130	$125

Totals may not tie due to rounding

(1) Estimated SOBRA revenues reflect updated project timing compared to original filing